                                                                     EXHIBIT 3.7

                            CERTIFICATE OF FORMATION

                                       OF

                          Mountain Coal Company, L.L.C.

1. The name of the limited liability company is Mountain Coal Company, L.L.C.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Mountain Coal Company, L.L.C. this Fifth day of March, 1998.

                                           D.F. Hickey

                                               /s/  D.F. Hickey
                                           -------------------------------------
                                           Authorized Person